NEWS RELEASE NYSE: Common Stock Symbol “MMR”
McMoRan Exploration Co. Temporary Headquarters 5353 Essen Lane Baton Rouge, LA 70809

	Financial Contact: David P. Joint (225) 765-2205	Media Contact: William L. Collier (225) 765-2226

McMoRan Exploration Co. Reports Third-Quarter and Nine-Month 2005 Results and Updates Gulf of Mexico Exploration & Production and Main Pass Energy Hub™Activities

HIGHLIGHTS
•
McMoRan continued active exploration drilling under its $500 million exploration venture with a potential significant discovery at Long Point (Louisiana State Lease 18090). Four additional exploratory wells in progress:

o	JB Mountain Deep at South Marsh Island Block 224

o	Elizabeth at South Marsh Island Block 230

o	Cane Ridge at Louisiana State Lease 18055

o	Cabin Creek at West Cameron Block 95

•
Development activities under way to establish new production at Vermilion Blocks 16/17 (King Kong No. 1 & No. 2), South Marsh Island Block 217 (Hurricane No. 2), West Cameron Block 43 (No. 3 & No. 4) and Long Point.

•
McMoRan’s share of production averaged 41 Million cubic feet of natural gas equivalents per day (Mmcfe/d) in the 2005 third quarter, including 1,800 barrels of oil per day (bbls/d) (11 Mmcfe/d) from Main Pass Block 299, compared with 7 Mmcfe/d in the year-ago quarter.

•	Prior to Hurricane Katrina on August 29, 2005, McMoRan’s third quarter production averaged approximately 55 Mmcfe/d, including 2,900 bbls/d (17 Mmcfe/d) from Main Pass Block 299.

•
McMoRan’s production, which is currently approximating 14 Mmcfe/d, is being affected by damage from Hurricanes Katrina and Rita. Pending repairs to Main Pass Block 299 and Main Pass Block 86 (Shiner) and third party downstream facilities, McMoRan expects production to increase to 60-70 Mmcfe/d, including 2,900 bbls/d (17 Mmcfe/d) from Main Pass Block 299, by the end of 2005.

•  Continuing activities to establish a major new liquefied natural gas (LNG) port at Main Pass Energy HubTM (MPEHTM).

•  On September 30, 2005, McMoRan had $172 million in unrestricted cash.

BATON ROUGE, LA, October 20, 2005 - McMoRan Exploration Co. (NYSE: MMR) today reported net income of $6.7 million, $0.21 per share, for the 2005 third quarter compared with a net loss of $8.2 million, $0.48 per share, for the 2004 third quarter. McMoRan’s net income from its continuing operations for the 2005 third quarter totaled $8.8 million, which included $2.7 million of start-up costs associated with the MPEH™, $5.8 million of exploration expense and $2.8 million of estimated damage repair costs associated with Hurricanes Katrina and Rita, including $2.5 million for Main Pass Block 299. During the third quarter of 2004, McMoRan’s net loss from continuing operations totaled $7.6 million, including $2.7 million of MPEH™ start-up costs and $3.2 million of exploration expense.

SUMMARY FINANCIAL TABLE (a)
	Third Quarter			Nine Months
	2005		2004	2005	2004
	(In thousands, except per share amounts)
Revenues	$44,265		$7,301	$92,884	$20,846
Operating income (loss)	11,251		(5,639)	(3,083)	(22,311)
Income (loss) from continuing operations	8,772		(7,556)	(10,423)	(27,820)
Loss from discontinued operations	(1,624)		(267)	(3,591)	(3,676)
Net income (loss) applicable to common stock	6,746		(8,233)	(15,231)	(32,728)
Diluted net income (loss) per share: Continuing operations	$0.25		$(0.46)	$(0.47)	$(1.70)
Discontinued operations	(0.04)		(0.02)	(0.15)	(0.21)
Applicable to common stock	$0.21	(b)	$(0.48)	$(0.62)	$(1.91)
Diluted average shares outstanding	43,178	(b)	17,179	24,553	17,128

a) If an in-progress well or unproved property is determined to be nonproductive prior to the filing of McMoRan’s third quarter 2005 Form 10-Q, the related drilling costs incurred through September 30, 2005 would also be charged to exploration expense in the third quarter 2005 financial statements. McMoRan’s investment in unevaluated in-progress exploratory wells at September 30, 2005 totaled $13.7 million.

b) Diluted net income per share for the third quarter of 2005 reflects assumed conversion of McMoRan's 5% convertible preferred stock and 6% convertible senior notes, resulting in the exclusion of $0.4 million of preferred dividends and $2.1 million of interest expense and the inclusion of 15.3 million shares. These instruments were excluded from the other periods presented because they would decrease the reported net loss per share.

James R. Moffett and Richard C. Adkerson, Co-Chairmen of McMoRan, said, “We are highly encouraged with our discovery at Long Point and the continued confirmation of our views that significant accumulations of commercially recoverable hydrocarbons exist in the Deep Miocene trend in the Gulf of Mexico shelf and Gulf Coast areas. With our large Deep Miocene prospect inventory, and our recent exploration successes, we are well positioned to build our production profile and pursue aggressively high potential opportunities. We are also optimistic about our LNG project at the Main Pass Energy HubTM. We look forward to completing our permit process in the months ahead and to developing its highly attractive commercial potential.”

GULF OF MEXICO EXPLORATION ACTIVITIES
Since inception in 2004 of a multi-year, $500 million exploration venture, McMoRan and its private partner have participated in seven discoveries on the fifteen prospects that have been drilled and evaluated. Production has commenced on three discoveries and development plans are under way for the others. Positive results from the potential discovery at Blueberry Hill would bring McMoRan’s success rate to eight out of sixteen prospects. The venture currently has four exploration wells in progress.

As previously reported, the Long Point exploratory well on Louisiana State Lease 18090, located onshore in Vermilion Parish, Louisiana was drilled to 19,000 feet. It has been evaluated with log-while-drilling tools and wireline logs, indicating an interval approximating 150 gross feet of hydrocarbon bearing sands, and could potentially be a significant discovery. The wireline log indicated excellent porosity. The information gained from this well will be used to determine future drilling plans. McMoRan plans to set a production liner and complete the well. Infrastructure near this onshore location in inland waters would allow production to be established quickly, currently expected in early 2006. McMoRan acquired rights to 5,000 gross acres comprising the Long Point prospect from El Paso Production Company, a subsidiary of El Paso Corporation (NYSE: EP), in June of 2005 as part of a package of six deep-gas exploratory prospects covering approximately 18,000 gross acres onshore and in state waters in Vermilion Parish, Louisiana. McMoRan owns a 37.5 percent working interest and a 26.8 percent net revenue interest in the Long Point well.

The JB Mountain Deep exploratory well No. 224 at South Marsh Island Block 224 is located on OCS 310 offshore Louisiana in 10 feet of water southeast of and adjacent to the JB Mountain discovery at South Marsh Island Block 223. The well, which commenced drilling on July 14, 2005, is currently drilling below 20,450 feet, with a planned total depth of 23,000 feet. McMoRan controls 5,200 gross acres in the area. This acreage is not included in the JB Mountain/Mound Point program described below. McMoRan operates the JB Mountain Deep prospect and, if successful, would earn a 27.5 percent working interest and a 19.4 percent net revenue interest. The South Marsh Island Block 224 lease is eligible for Deep Gas Royalty Relief. McMoRan’s investment in JB Mountain Deep totaled $8.9 million at September 30, 2005.

The Cane Ridge exploratory well, which is located onshore in Vermilion Parish at Louisiana State Lease 18055, commenced on July 29, 2005 and has been drilled to approximately 10,000 feet, with a planned total depth of 16,500 feet. McMoRan and its private partner will fund 100 percent of the drilling costs to casing point in the well. At casing point, El Paso can elect to participate for a 25 percent working interest, and McMoRan and its private partner would own a 75 percent working interest (37.5 percent each) and an approximate 55 percent net revenue interest (27.5 percent each). McMoRan’s investment in Cane Ridge totaled $3.9 million at September 30, 2005.

McMoRan acquired rights to the Elizabeth prospect at South Marsh Island Block 230 during the third quarter of 2005. This exploration well commenced drilling on September 16, 2005, and is currently drilling below 10,000 feet, with a planned total depth of 20,000 feet. The Elizabeth prospect is located offshore Louisiana in 18 feet of water on OCS 310, six miles south of McMoRan’s Hurricane discovery. If successful, McMoRan would earn a 15.0 percent working interest and an 11.3 percent net revenue interest. The South Marsh Island Block 230 lease is eligible for Deep Gas Royalty Relief. McMoRan’s investment in Elizabeth totaled $0.9 million at September 30, 2005.

In addition to the rights on six deep-gas exploration prospects acquired in June 2005 from El Paso, McMoRan acquired rights to the Cabin Creek deep shelf exploration prospect at West Cameron Block 95 from El Paso in the third quarter of 2005. The Cabin Creek well commenced on October 15, 2005 and is currently drilling below 1,300 feet towards a planned total depth of 19,000 feet. McMoRan and its private partner will fund 100 percent of the drilling costs to casing point in the well. At casing point, El Paso can elect to participate for a 25 percent working interest, and McMoRan and its private partner would own a 75 percent working interest (37.5 percent each) and an approximate 62 percent net revenue interest (approximately 31 percent each).

McMoRan expects to commence drilling at least two additional exploratory prospects by year-end 2005, including Point Chevreuil on Louisiana State Lease 18350 and Liberty Canal onshore Vermilion Parish, LA. McMoRan currently has rights to approximately 275,000 gross acres and continues efforts to identify prospects to be drilled on this lease acreage position. McMoRan is also actively pursuing opportunities through its exploration venture to acquire additional acreage and prospects through farm-in or other arrangements.

EXPLORATION DRILLING SCHEDULE
	Working Interest	Net Revenue Interest	Current Depth	Proposed Total Depth	Spud Date
In-Progress
Louisiana State Lease 18090 “Long Point”	37.5%	26.8%	19,000'	19,000'	July 21, 2005
South Marsh Island Block 224 “JB Mountain Deep”*	27.5%	19.4%	20,450'	23,000'	July 14, 2005
Louisiana State Lease 18055 “Cane Ridge”	37.5%	27.5%	10,000'	16,500'	July 29, 2005
South Marsh Island Block 230 “Elizabeth”*	15.0%	11.3%	10,000'	20,000'	September 16, 2005
West Cameron Block 95 “Cabin Creek”*	37.5%	31.0%	1,300'	19,000'	October 15, 2005
Near-Term Wells**
Louisiana State Lease 18350 “Point Chevreuil”	25.0%	17.5%	n/a	17,000'	Fourth-Quarter 2005
Onshore Vermilion Parish, LA “Liberty Canal”	37.5%	27.7%	n/a	16,000'	Fourth-Quarter 2005

* Depending upon applicability of the Deep Gas Royalty Relief eligibility criteria, the leases on which these wells are located could be eligible for royalty relief on up to 25 Bcf under current Minerals Management Service guidelines subject to pricing thresholds. McMoRan’s net revenue interest would increase during the royalty relief period for eligible leases.

** Timing is subject to change.

GULF OF MEXICO PRODUCTION AND DEVELOPMENT ACTIVITIES
Third-quarter 2005 net production averaged 41 Mmcfe/d, including oil production of approximately 1,800 bbls/d (11 Mmcfe/d) from Main Pass Block 299. Prior to Hurricane Katrina on August 29, 2005, McMoRan’s third-quarter production averaged approximately 55 Mmcfe/d, including 2,900 bbls/d (17 Mmcfe/d) from Main Pass Block 299. All facilities have been inspected and are expected to return to production in the fourth quarter of 2005, pending completion of minor repairs to Main Pass Block 299 and Main Pass Block 86 (Shiner) and the availability of third party downstream facilities.

McMoRan’s net production currently totals approximately 14 Mmcfe/d and is expected to increase during the fourth quarter of 2005 as repairs are completed and downstream facilities become available. In addition, McMoRan expects to establish production from its King Kong discovery during the quarter. Average production rates for the quarter will depend on various factors, including the availability of third party downstream facilities impacted by recent hurricanes. McMoRan’s current expectation is that net production rates will average 30-40 Mmcfe/d during the fourth quarter, with full restoration expected in December. Pending availability of downstream facilities, McMoRan expects production to increase to 60-70 Mmcfe/d, including 2,900 bbls/d (17 Mmcfe/d) from Main Pass Block 299, by the end of 2005. First-quarter 2006 production is expected to benefit from full rates at McMoRan’s producing fields and new production from recent discoveries, including King Kong, West Cameron Block 43 and Long Point.

DEVELOPMENT ACTIVITIES
The King Kong No. 2 development well at Vermilion Blocks 16/17 commenced on August 12, 2005 and was drilled to a total depth of 13,680 feet and casing is being set to complete the well. As previously reported, log-while-drilling tools indicated approximately 100 feet of possible hydrocarbon bearing sands in the well. King Kong No. 2 is a direct offset mapped updip to the

King Kong No. 1 discovery well. McMoRan expects to establish production in the fourth quarter from the King Kong No. 1 and commence production at the No. 2 well shortly thereafter. The King Kong No. 3 development well is being planned.

As previously reported, a successful production test on the King Kong No. 1 well in August 2005 indicated a gross flow rate of approximately 20.6 million cubic feet of natural gas per day (Mmcf/d), approximately 3,600 bbls/d of condensate and zero barrels of water (total of approximately 42 Mmcfe/d, 12 Mmcfe/d net to McMoRan) on a 28/64ths choke from 34 net feet of perforations below 15,400 feet in the well. McMoRan has a 40.0 percent working interest and a 29.2 percent net revenue interest in the King Kong prospect, which is located in 12 feet of water. McMoRan is the operator and has rights to approximately 2,500 gross acres in the area.

The Hurricane No. 2 development well at South Marsh Island Block 217 commenced drilling on August 21, 2005, and is drilling below 9,000 feet towards a planned total depth of 16,000 feet. Hurricane No. 2 is located northwest of the Hurricane discovery well, which was producing at a reduced rate of approximately 23 Mmcf/d and 900 bbls/d (28 Mmcfe/d gross, 5 Mmcfe/d net to McMoRan) prior to Hurricane Rita. After expected restoration of production in the fourth quarter of 2005, the operator expects to produce the well at a reduced rate until certain mechanical issues are resolved. McMoRan holds a 27.5 percent working interest and 19.4 percent net revenue interest in this well and has rights to approximately 7,700 gross acres in the Hurricane area, which is located offshore Louisiana in 10 feet of water. Production from Hurricane well uses the Tiger Shoal facilities, which are also being used to produce the JB Mountain and Mound Point discoveries in the OCS 310/State Lease 340 area.

The West Cameron Block 43 No. 4 development well was tested during the third quarter of 2005. The well indicated a gross rate of 3.5 Mmcf/d and 800 bbls/day (8.3 Mmcfe/d gross, 2.7 Mmcfe/d net to McMoRan) on a 14/64th choke with flowing tubing pressure of approximately 4,100 pounds per square inch before being shut-in for further evaluation. Production from the West Cameron Block 43 No. 3 and No. 4 wells is expected to commence in first quarter of 2006. McMoRan holds a 23.4 percent working interest and an 18.0 percent net revenue interest in the West Cameron Block 43 No. 3 well and a 41.7 percent working interest and a 32.3 percent net revenue interest in the West Cameron Block 43 No. 4 well. The West Cameron Block 43 lease, located in 30 feet of water, 8 miles offshore, is eligible for Deep Gas Royalty Relief.

The equipment for the completion of the Blueberry Hill potential discovery at Louisiana State Lease 340 has been ordered, with expected delivery in early 2006. As previously reported, the Blueberry Hill exploratory well reached a total depth of 23,903 feet in the first quarter of 2005. Wireline logs indicated four potentially productive hydrocarbon bearing sands. A 4½ inch production liner was installed and cemented to protect the identified potential pay zones. The drilling rig moved off location while the necessary 20,000-pound per square inch completion equipment, tubulars and liners for the anticipated high pressure well are procured. Completion and testing of the well will determine future plans for this prospect. McMoRan operates Blueberry Hill, located seven miles east of the JB Mountain discovery and seven miles south southeast of the Mound Point Offset discovery. McMoRan holds a 35.3 percent working interest and a 24.2 percent net revenue interest in the Blueberry Hill well. McMoRan’s investment in Blueberry Hill totaled $10.6 million at September 30, 2005.

The development plan for the Dawson Deep discovery at Garden Banks Block 625 is being finalized by the operator. Following completion activities, the well is expected to be brought on production by mid-2006. As previously reported, the well encountered hydrocarbon bearing sands as indicated by more than 100 feet of total vertical thickness of resistivity in the shallow zones. An additional 100 feet of hydrocarbons were logged in the deepest zone. McMoRan owns a 30.0 percent working interest and a 24.0 percent net revenue interest in the Dawson Deep prospect. The Dawson Deep prospect is located on a 5,760 acre block located approximately 150 miles offshore Texas.

In the Raptor area at Ship Shoal Block 296, the operator has proposed two additional development wells with drilling expected to commence in late 2005. McMoRan has committed to participate in these wells with a 49 percent working interest and 35 percent net revenue interest. Depending upon drilling results, a third well may also be drilled.

JB MOUNTAIN/MOUND POINT AREA ACTIVITIES
McMoRan is a participant in a program that began in 2002 and includes the JB Mountain and Mound Point Offset discoveries in the OCS 310 and Louisiana State Lease 340 areas, respectively. The program currently holds a 55 percent working interest and a 38.8 percent net revenue interest in the JB Mountain prospect and a 30.4 percent working interest and a 21.6 percent net revenue interest in the Mound Point Offset prospect. Under terms of the program, the third party partner is funding all of the costs attributable to McMoRan’s interests in the properties, and will own all of the program’s interests until the program’s aggregate production totals 100 Bcfe attributable to the program’s net revenue interest, at which point 50 percent of the program’s interests would revert to McMoRan. All exploration and development costs associated with the program’s interest in any future wells is to be funded by the third party partner during the period prior to when McMoRan’s potential reversion occurs.

There are three producing wells and approximately 13,000 gross acres on Louisiana State Lease 340 and OCS 310 that remain subject to the 100 Bcfe arrangement. McMoRan believes there are further exploration and development opportunities on this acreage. The three producing wells averaged an aggregate gross rate of 40 Mmcfe/d during the third quarter of 2005. These wells were not damaged by Hurricane Rita, but have been shut-in because of damage to third party downstream processing facilities. Production is expected to be restored on these wells during the fourth quarter of 2005.

MAIN PASS ENERGY MPEH™ UPDATE
As previously reported, McMoRan completed an initial assessment of its MPEHTM platforms following Hurricane Katrina. Katrina's eye wall passed approximately 50 miles west of the facility, with no apparent significant structural damage to the platforms. A subsurface inspection will be completed. McMoRan’s MPEH™ platforms, located in the Eastern Gulf of Mexico, were not significantly affected by Hurricane Rita. The MPEH™ platforms were designed to withstand significant hurricane events.

McMoRan is working to establish a major new offshore LNG import terminal at Main Pass Block 299 and has applied for a license for the proposed project under the Deepwater Port Act.  In connection with the licensing process, the United States Coast Guard (Coast Guard) and the Maritime Administration published a Draft Environmental Impact Statement (EIS) for the MPEH™ license application, and conducted public meetings in July 2005 to allow public comments on the Draft EIS.  The Draft EIS evaluated potential environmental impacts associated with construction and operation of MPEH™ and concluded that the project would not result in significant adverse impacts.

As part of the licensing process, the Coast Guard receives comments on the Draft EIS for consideration in preparation of the Final EIS. The Coast Guard is preparing the Final EIS and on August 26, 2005, requested additional information in response to comments received on the Draft EIS, primarily related to fisheries, air quality and water quality. As previously reported, the Coast Guard temporarily suspended the 330-day review period on August 26, 2005, indicating that the suspension would be of short duration, in order to accommodate the information request and a scheduling adjustment. Following Hurricane Katrina, the Coast Guard advised all Deepwater Port applicants, including MPEH™, that it is currently unable to schedule the public hearings necessary to resume the processing of the applications because of the State of Emergency in the Gulf of Mexico. The Coast Guard indicated that they recognize the importance of these projects and will move forward as soon as practical.

Substantial progress on McMoRan’s pending Deepwater Port License application has been achieved. The remaining steps in the application process, once it resumes, include publication of the Final EIS and conducting final public hearings. Under the Deepwater Port Act, a Record of Decision on a license application is required within 90 days of the final public hearing.

The MPEH™ terminal is located in 210 feet of water and would be capable of regasifying LNG at a rate of 1 Billion cubic feet (Bcf) per day. The use of existing facilities provides significant cost advantages and the proposed project’s offshore location near established shipping lanes is advantageous. Additional investments are being considered to develop significant on-site cavern storage for natural gas in the large salt dome structure at this site and for pipeline connections to enhance gas delivery from Main Pass to markets in the United States. The proximity of the proposed project to major natural gas markets and the availability of on-site salt dome cavern storage provide a potential opportunity to expand the project beyond a typical LNG receiving facility, creating opportunities for substantial additional values. The proposed design includes 28 Bcf of initial cavern storage availability and aggregate peak deliverability from the proposed terminal, including deliveries from storage, of up to 2.5 Bcf per day.

McMoRan is continuing discussions with potential LNG suppliers in the Atlantic Basin and natural gas consumers in the United States to develop commercial arrangements for the facilities.

REVENUES
McMoRan’s third-quarter 2005 oil and gas revenues totaled $41.4 million, compared to $3.7 million during the third quarter of 2004. During the third quarter of 2005, McMoRan’s sales volumes totaled approximately 2.0 Bcf of gas and 325,000 barrels of oil and condensate, including 235,000 barrels from Main Pass Block 299 (15 Mmcfe/d), compared to 0.5 Bcf of gas and 13,700 barrels of oil and condensate in the third quarter of 2004. McMoRan’s third-quarter comparable average realizations for gas were $10.31 per thousand cubic feet (Mcf) in 2005 and $5.65 per Mcf in 2004; for oil and condensate, excluding Main Pass Block 299, McMoRan received an average of $61.18 per barrel in third-quarter 2005 compared to $43.25 per barrel in third-quarter 2004. McMoRan received an average of $55.64 per barrel for its sour crude oil produced at Main Pass Block 299 during the third quarter of 2005.

CASH AND CASH EQUIVALENTS AND CAPITAL EXPENDITURES
On September 30, 2005, McMoRan had unrestricted cash and cash equivalents of approximately $172 million. Capital expenditures for the first nine months of 2005 totaled $102.9 million and are expected to total $175 million for the year. Capital expenditures for the remainder of 2005 are expected to approximate $45 million for exploration expenditures and approximately $25 million for currently identified development costs, subject to changes because of timing and other factors. Spending may be increased as additional opportunities become available.

McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of oil and natural gas offshore in the Gulf of Mexico and onshore in the Gulf Coast area. McMoRan is also pursuing plans for the development of the MPEH™ which will be used for the receipt and processing of liquefied natural gas and the storage and distribution of natural gas. Additional information about McMoRan and the MPEH™ project is available on its internet website “www.mcmoran.com” and at “www.mpeh.com”.

  -----------------------------------------------------

CAUTIONARY STATEMENT: This press release contains certain forward-looking statements regarding various oil and gas discoveries, oil and gas exploration, development and production activities, anticipated and potential production and flow rates; anticipated revenues; potential reversionary interests; the economic potential of properties; estimated exploration costs; the potential Main Pass Energy HubTM Project, the expected near-term funding of the related permitting process and the estimated capital costs for developing the project. Accuracy of the projections depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments. McMoRan cautions readers that it assumes no obligation to update or publicly release any revisions to the projections in this press release and, except to the extent required by applicable law, does not intend to update or otherwise revise the projections more frequently than quarterly. Important factors that might cause future results to differ from these projections include: variations in the market prices of oil and natural gas; drilling results; unanticipated fluctuations in flow rates of producing wells; oil and natural gas reserves expectations; the ability to satisfy future cash obligations and environmental costs; general exploration and development risks and hazards; availability of third party downstream facilities; the feasibility of the potential Main Pass Energy HubTM and the ability to secure commercial contracts and obtain significant project financing and regulatory approvals for such project. Such factors and others are more fully described in more detail in McMoRan’s 2004 Annual Report on Form 10-K on file with the Securities and Exchange Commission.

A copy of this release is available on our web site at www.mcmoran.com. A conference call with securities analysts about the third-quarter 2005 results is scheduled for today at 10:00 AM Eastern Time. The conference call will be broadcast on the Internet. Interested parties may listen to the conference call live by accessing the call on “www.mcmoran.com”. A replay of the call will be available through Friday, November 11, 2005.

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McMoRan EXPLORATION CO.
STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
	(In Thousands, Except Per Share Amounts)
Revenues:
Oil & gas	$41,411	$3,704	$83,666	$10,218
Service	2,854	3,597	9,218	10,628
Total revenues	44,265	7,301	92,884	20,846
Costs and expenses:
Production and delivery costs [a]	12,498	1,576	20,868	4,664
Depreciation and amortization	6,497	1,664	19,426	4,052
Exploration expenses	5,831	3,230	41,864	16,662
General and administrative expenses	5,496	3,804	15,132	10,193
Start-up costs for Main Pass Energy HubTM	2,692	2,666	7,577	8,660
Insurance recovery	-	-	(8,900)	(1,074)
Total costs and expenses	33,014	12,940	95,967	43,157
Operating income (loss)	11,251	(5,639)	(3,083)	(22,311)
Interest expense	(4,006)	(2,079)	(11,887)	(6,491)
Equity in K-Mc Venture I LLC’s (loss) income	-	(125)	-	318
Other income, net	1,527	287	4,547	664
Income (loss) from continuing operations	8,772	(7,556)	(10,423)	(27,820)
Loss from discontinued operations	(1,624)	(267)	(3,591)	(3,676)
Net income (loss)	7,148	(7,823)	(14,014)	(31,496)
Preferred dividends and amortization of convertible preferred stock issuance costs	(402)	(410)	(1,217)	(1,232)
Net income (loss) applicable to common stock	$6,746	$(8,233)	$(15,231)	$(32,728)

Basic net income (loss) per share of common stock:
Continuing operations	$0.34	$(0.46)	$(0.47)	$(1.70)
Discontinued operations	(0.07)	(0.02)	(0.15)	(0.21)
Net income (loss) per share of common stock	$0.27	$(0.48)	$(0.62)	$(1.91)

Diluted net income (loss) per share of common stock:
Continuing operations	$0.25	$(0.46)	$(0.47)	$(1.70)
Discontinued operations	(0.04)	(0.02)	(0.15)	(0.21)
Net income (loss) per share of common stock	$0.21 [b]	$(0.48)	$(0.62)	$(1.91)

Weighted average shares outstanding:
Basic	24,659	17,179	24,553	17,128
Diluted	43,178 [b]	17,179	24,553	17,128

a.
Production and delivery costs include estimated damage repair costs associated with Hurricanes Katrina and Rita during the third quarter of 2005 totaling $2.8 million, including $2.5 million for Main Pass 299.

b.
Diluted shares outstanding reflects assumed conversion of McMoRan’s 6% Mandatorily Redeemable Preferred Stock and 6% Convertible Senior Notes, resulting in the exclusion of $0.4 million of dividends and $2.1 million of interest expense and the inclusion of 15.3 million equivalent common shares in the third quarter of 2005. No instruments were dilutive in any of the other periods presented given McMoRan’s loss from continuing operations.

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McMoRan EXPLORATION CO.
OPERATING DATA (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Sales volumes:
Gas (thousand cubic feet, or Mcf)	2,011,900	499,600	6,187,100	1,247,600
Oil, excluding Main Pass 299 (barrels)	89,400	13,700	186,200	51,200
Oil from Main Pass 299 (barrels) [a]	235,000	-	335,600	-
Plant products (equivalent barrels) [b]	42,500	5,400	78,000	17,200
Average realizations:
Gas (per Mcf)	$10.31	$ 5.65	$ 8.26	$ 5.98
Oil, excluding Main Pass 299 (per barrel)	61.18	43.25	56.16	37.96
Oil from Main Pass 299 (per barrel)	55.64	-	52.90	-

a.	Oil production from Main Pass 299 has been shut-in for repair of damage caused by Hurricane Katrina in late August 2005, but is expected to be restored in the fourth quarter of 2005.
b.
Results include revenues associated with plant products (ethane, propane, butane, etc.), which totaled approximately $1.8 million during the third quarter of 2005 and $0.2 million during the third quarter of 2004. For the nine months ended September 30, 2005 plant product revenue totaled $3.3 million compared to $0.5 million for the nine month ending September 30, 2004.

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McMoRan EXPLORATION CO.

CONDENSED BALANCE SHEETS (Unaudited)

	September 30,		December 31,
	2005		2004
	(In Thousands)
ASSETS
Cash and cash equivalents:
Continuing operations, includes restricted cash of $2.0 million
at September 30, 2005 and $3.7 million at December 31, 2004	$174,299		$203,035
Discontinued operations, all restricted	997		980
Restricted investments	15,120		15,150
Accounts receivable	21,685		27,403
Inventories	4,528		854
Prepaid expenses	2,265		1,122
Current assets from discontinued operations, excluding cash	2,550		2,563
Total current assets	221,444		251,107
Property, plant and equipment, net	162,330	[a]	97,262
Sulphur business assets	312		312
Restricted investments and cash	14,042	[b]	24,779
Other assets	8,832		10,460
Total assets	$406,960		$383,920

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Accounts payable	$49,618		$33,997
Accrued liabilities	39,530		28,197
Accrued interest	5,523		5,635
Current portion of accrued oil and gas reclamation costs	-		238
Current portion of accrued sulphur reclamation cost	2,750		2,550
Current liabilities from discontinued operations	6,056		4,601
Total current liabilities	103,477		75,218
6% convertible senior notes	130,000		130,000
5¼% convertible senior notes	140,000		140,000
Accrued sulphur reclamation costs	12,606		12,086
Accrued oil and gas reclamation costs	22,402		14,191
Contractual postretirement obligation	14,802		15,695
Other long-term liabilities	15,564		16,711
Mandatorily redeemable convertible preferred stock	28,932		29,565
Stockholders' deficit	(60,823)		(49,546)
Total liabilities and stockholders' deficit	$406,960		$383,920

a.     Includes $13.7 million of drilling and related costs associated with unevaluated in-progress exploratory wells at September 30, 2005 and $10.6 million of costs related to the potential discovery at Blueberry Hill at Louisiana State Lease 340.

b.     Decrease reflects semi-annual payments made on January 2, 2005 and July 2, 2005 for McMoRan’s 6% convertible senior notes and payment made on April 6, 2005 for McMoRan’s 5¼% convertible senior notes.

III

McMoRan EXPLORATION CO.

STATEMENTS OF CASH FLOWS (Unaudited)

	Nine Months Ended
	September 30,
	2005	2004
	(In Thousands)
Cash flow from operating activities:
Net loss	$(14,014)	$(31,496)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Loss from discontinued sulphur operations	3,591	3,676
Depreciation and amortization	19,426	4,052
Exploration drilling and related expenditures	31,634	9,439
Compensation expense associated with stock-based awards	1,347	1,025
Reclamation and mine shutdown expenditures	(4)	(283)
Amortization of deferred financing costs	1,669	1,056
Equity in K-Mc Venture I LLC’s income	-	(318)
Other	(503)	219
(Increase) decrease in working capital:
Accounts receivable	5,760	(3,984)
Accounts payable and accrued liabilities	20,634	(538)
Inventories and prepaid expenses	(4,816)	611
Net cash provided by (used in) continuing operations	64,724	(16,541)
Net cash used in discontinued operations	(2,532)	(4,209)
Net cash provided by (used in) operating activities	62,192	(20,750)

Cash flow from investing activities:
Exploration, development and other capital expenditures	(102,857)	(25,135)
Proceeds from restricted investments	11,475	7,800
Increase in restricted investments	(437)	(157)
Net cash used in continuing operations	(91,819)	(17,492)
Net cash used in discontinued operations	-	(5,920)
Net cash used in investing activities	(91,819)	(23,412)

Cash flow from financing activities:
Dividends paid on convertible preferred stock	(1,130)	(1,148)
Proceeds from exercise of stock options and other	2,038	367
Net cash provided by (used in) continuing operations	908	(781)
Net cash activity - discontinued operations	-	-
Net cash provided by (used in) financing activities	908	(781)
Net decrease in cash and cash equivalents	(28,719)	(44,943)
Cash and cash equivalents at beginning of year	204,015	101,899
Cash and cash equivalents at end of period	175,296	56,956
Less restricted cash from continuing operations	(2,031)	-
Less restricted cash from discontinued operations	(997)	(976)
Unrestricted cash and cash equivalents at end of period	$172,268	$55,980

IV